Exhibit 10.5

NUCOR CORPORATION
SEVERANCE PLAN FOR SENIOR OFFICERS AND GENERAL MANAGERS

ARTICLE I
ESTABLISHMENT OF PLAN

Effective April 1, 2002, Nucor Corporation established a severance benefit policy for senior officers and general managers. The Company desires to adopt and set forth in a formal plan document the terms and provisions of the severance policy to comply with the requirements of Section 409A of the Code and to meet other current needs.

Now, therefore, as of the Effective Date, the Company hereby adopts the Nucor Corporation Severance Plan for Senior Officers and General Managers, as set forth in this document.

ARTICLE II
DEFINITIONS

As used herein, the following words and phrases shall have meanings set forth below unless the context clearly indicates otherwise:

2.1 “Base Salary” shall mean the amount a Participant is entitled to receive from the Company or a Subsidiary in cash as wages or salary on an annualized basis in consideration for his or her services, (i) including any such amounts which have been deferred and (ii) excluding all other elements of compensation such as, without limitation, any bonuses, commissions, overtime, health benefits, perquisites and incentive compensation.

2.2 “Board” shall mean the Board of Directors of the Company.

2.3 “Cause” shall mean, with respect to a Participant’s termination of employment, (i) the willful and repeated failure of the Participant to perform substantially the Participant’s duties with the Company or a Subsidiary (other than any such failure resulting from incapacity due to physical or mental illness); (ii) the Participant’s conviction of, or plea of guilty or nolo contendere to, a felony which is materially and demonstrably injurious to the Company or a Subsidiary; or (iii) the Participant’s willful engagement in gross misconduct in violation of Company policy.

2.4 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.5 “Committee” shall mean the Compensation and Executive Development Committee of the Board.

2.6 “Company” shall mean Nucor Corporation, a Delaware corporation and any successor thereto.

2.7 “Compete” shall mean to engage in the design, research, development, manufacture, marketing, sale or distribution of products that are the same as, or substantially similar to, products that are being designed, researched, developed, manufactured, marketed, sold or distributed by the Company or a Subsidiary.

2.8 “Date of Termination” shall mean the date on which a Participant’s employment with the Company and all Subsidiaries terminates.

2.9 “Effective Date” shall mean October 1, 2007.

2.10 “Employee” shall mean any person, including a member of the Board, who is employed by the Company or a Subsidiary.

2.11 “Month’s Base Pay” shall mean the Participant’s Base Salary divided by twelve (12).

2.12 “Participant” shall mean an Employee who meets the eligibility requirements of Section 3.1.

2.13 “Plan” shall mean the Nucor Corporation Severance Plan for Senior Officers and General Managers as set forth herein and as amended from time to time.

2.14 “Severance Benefits” shall mean the payments and benefits provided in accordance with Section 4.2 of the Plan.

2.15 “Specified Employee” shall mean an Employee who, as of the date of the Employee’s termination of employment, is a key employee of the Company. An Employee shall be a “key employee” for this purpose during the twelve (12) month period beginning April 1 each year if the Employee met the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the twelve (12) month period ending on the immediately preceding December 31.

2.16 “Subsidiary” shall mean any corporation (other than the Company), limited liability company, or other business organization in an unbroken chain of entities beginning with the Company in which each of such entities other than the last one in the unbroken chain owns stock, units, or other interests possessing fifty percent (50%) or more of the total combined voting power of all classes of stock, units, or other interests in one of the other entities in that chain.

2.17 “Year of Service” shall mean each continuous twelve (12) month period of employment (including fractional portions thereof), including periods of authorized vacation, authorized leave of absence and short-term disability leave, with the Company or a Subsidiary or the predecessors or successors thereof.

ARTICLE III
ELIGIBILITY

3.1 Participation. Each Employee who is determined by the Committee to be a Senior Officer or a General Manager of the Company or a Subsidiary shall be eligible to be a Participant in the Plan.

3.2 Duration of Participation. A Participant shall cease to be a Participant in the Plan when he or she no longer is an Employee of the Company or a Subsidiary. Notwithstanding the foregoing, a Participant who is entitled, as a result of ceasing to be an Employee of the Company or a Subsidiary, to receive Severance Benefits or any other amounts under the Plan shall remain a Participant in the Plan until the full amount of the Severance Benefits and any other amounts payable under the Plan have been paid to the Participant.

ARTICLE IV
SEVERANCE BENEFITS

4.1 Right to Severance Benefits.

(a) Terminations of Employment Which Trigger Severance Benefits. A Participant shall be entitled to receive Severance Benefits from the Company as provided in Section 4.2, if (i) the Participant’s employment with the Company or a Subsidiary is terminated for any reason, including due to the Participant’s death, voluntary retirement, termination or resignation, except as provided in Section 4.1(b) and (ii) the Participant executes a Non-Competition and Non-Solicitation Agreement and a Waiver and Release Agreement as provided in Article V.

(b) Terminations of Employment Which Do Not Trigger Severance Benefits. Notwithstanding the provisions of Section 4.1(a), if a Participant’s employment is terminated by the Company for Cause, the Participant shall not be entitled to Severance Benefits under the Plan.

4.2 Severance Benefits.

(a) General. If a Participant’s employment is terminated in circumstances entitling him or her to Severance Benefits as provided in Section 4.1(a), the Company shall pay such Participant Severance Benefits in an amount equal to the greater of (i) six (6) Month’s Base Pay or (ii) the product of (A) one Month’s Base Pay and (B) the number of the Participant’s Years of Service through the Date of Termination; provided that, if the Participant is under age 55 as of the Date of Termination, the Participant’s Severance Benefits shall not be less than the sum of the value as of the Date of Termination of the Participant’s forfeitable deferred common stock units credited to the Participant’s deferral accounts under the Company’s Senior Officers Annual Incentive and Senior Officers Long-Term Incentive Plan and the Participant’s forfeitable shares of restricted stock awarded under the Senior Officers Long-Term Incentive Plan. A Participant’s Severance Benefits shall be reduced and offset, but not below zero, by (i) any severance pay or pay in lieu of notice required to be paid to such Employee under applicable law, including, without limitation, the Workers Adjustment Retraining Notification Act or any similar state or local law and (ii) any severance benefits provided to a Participant pursuant to any employment agreement between the Participant and the Company except to the extent specifically provided otherwise in such employment agreement. Severance Benefits shall be paid at the time and in the form described in Section 4.2(b).

(b) Time and Form of Payment. If a Participant’s employment with the Company is terminated for any reason other than the Participant’s death, the Participant’s Severance Benefits shall be paid to the Participant in twenty-four (24) equal monthly installments, without interest or other increment thereon, commencing on the first day of the month following the Participant’s termination of employment; provided, however, if the Participant is a Specified Employee as of the date of the Participant’s termination of employee, the Severance Benefits that would otherwise be payable during the six (6) month period immediately following the Participant’s termination of employment shall be accumulated and the Participant’s right to receive payment of such accumulated amount will be delayed until the first day of the seventh month following the Participant’s termination of employment and paid on such date, without interest, and the normal payment schedule for the remaining Severance Benefits will commence. If the Participant dies during the twenty-four (24) month installment payment period, the remaining payments that would have been paid to the Participant shall be paid to the Participant’s estate in a single sum payment as soon as practicable following the Participant’s death. In the event a Participant dies while employed by the Company, the Participant’s Severance Benefits shall be paid to the Participant’s estate in a single sum payment as soon as practicable following the Participant’s death.

4.3 Other Benefits Payable. The Severance Benefits provided pursuant to Section 4.2 shall be provided in addition to, and not in lieu of, all other accrued or earned and vested but deferred compensation, rights, options or other benefits which may be owed to a Participant upon or following termination.

ARTICLE V
NON-COMPETITION AND NON-SOLICITATION AGREEMENT;
WAIVER AND RELEASE AGREEMENT

5.1 Non-Competition and Non-Solicitation Agreement. As a condition to the receipt of Severance Benefits, a Participant shall enter into an agreement in form and content reasonably satisfactory to the Committee pursuant to which the Participant agrees to refrain, for a reasonable period of time following the Participant’s Date of Termination, from (i) competing with the Company, (ii) soliciting or influencing any customer or prospective customer of the Company to alter its business with the Company or to do business with another company, (iii) soliciting or offering employment to any employee of the Company, or (iv) disclosing any confidential information or trade secrets of the Company.

5.2 Waiver and Release Agreement. As a condition to the receipt of Severance Benefits, a Participant must submit a signed Waiver and Release Agreement in form and content reasonably satisfactory to the Committee on or within forty-five (45) days of the Participant’s Date of Termination. A Participant may revoke the signed Waiver and Release Agreement within seven (7) days of signing. Any such revocation must be made in writing and must be received by the Committee within such seven (7) day period. A Participant who timely revokes a Waiver and Release Agreement shall not be eligible to receive Severance Benefits under the Plan.

5.3 Effect of Breach. In the event a Participant breaches any agreement entered into in accordance with Section 5.1 or fails to sign a Waiver and Release Agreement in accordance with Section 5.2, the Committee may require the Participant to (a) immediately forfeit any portion of the Severance Benefits that is then outstanding and (b) return to the Company all or some of the economic value of the Severance Benefits that was realized or obtained by the Participant prior to the breach.

ARTICLE VI
SUCCESSOR TO COMPANY

This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

ARTICLE VII
DURATION, AMENDMENT AND TERMINATION

7.1 Amendment and Termination. The Plan may be terminated or amended in any respect by resolution adopted by a majority of the Board.

7.2 Form of Amendment. The form of any amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Board. An amendment of the Plan in accordance with the terms hereof shall automatically effect a corresponding amendment to all Participants’ rights hereunder. A termination of the Plan, in accordance with the terms hereof, shall automatically effect a termination of all Participants’ rights and benefits hereunder.

ARTICLE VIII
MISCELLANEOUS

8.1 Employment Status. This Plan does not constitute a contract of employment or impose on the Company or any Subsidiary any obligation to retain the Participant as an Employee, to change the status of the Participant’s employment, or to change the Company’s policies or those of its subsidiaries’ regarding termination of employment.

8.2 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.3 Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of North Carolina, without reference to principles of conflict of law.

8.4 Named Fiduciary; Administration. The Company is the named fiduciary of the Plan, with full authority to control and manage the operation and administration of the Plan, acting through the Committee and the Board.

8.5 Claims Procedure. If an Employee or former Employee makes a written request alleging a right to receive benefits under the Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Company shall treat it as a claim for benefits. All claims for Severance Benefits under the Plan shall be sent to the Human Resources Department of the Company and must be received within thirty (30) days after the Date of Termination. If the Company determines that any individual who has claimed a right to receive Severance Benefits under the Plan is not entitled to receive all or any part of the benefits claimed, it will inform the claimant in writing of its determination and the reasons therefor in terms calculated to be understood by the claimant. The notice will be sent within thirty (30) days of the written request, unless the Company determines additional time, not exceeding forty-five (45) days, is needed. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and describe any additional material or information that is necessary. Such notice shall, in addition, inform the claimant what procedure the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. The claimant may, within ninety (90) days thereafter, submit in writing to the Company a notice that the claimant contests the denial of his or her claim by the Company and desires a further review. The Company shall, within thirty (30) days thereafter, review the claim and authorize the claimant to appear personally and review pertinent documents and submit issues and comments relating to the claim to the persons responsible for making the determination on behalf of the Company. The Company will render its final decision with specific reasons therefor in writing and will transmit it to the claimant within thirty (30) days of the written request for review, unless the Company determines additional time, not exceeding thirty (30) days, is needed, and so notifies the Participant. If the Company fails to respond to a claim filed in accordance with the foregoing within thirty (30) days or any such extended period, the Company shall be deemed to have denied the claim.

8.6 Unfunded Plan Status. This Plan is intended to be an unfunded plan. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.

8.7 Tax Withholding. Any payment provided for hereunder shall be paid net of any applicable tax withholding required under federal, state, local or foreign law.

8.8 Nonalienation of Benefits. Except as otherwise specifically provided herein, amounts payable under the Plan shall not be subject to any manner of anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, including any liability which is for alimony of other payments for the support of a spouse or former spouse, or for any other relative of a Participant, prior to actually being received by the person entitled to payment under the terms of the Plan. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, garnish, execute or levy upon, otherwise dispose of any right to amounts payable hereunder, shall be null and void.

8.9 Facility of Payment.

(a) If a Participant is declared an incompetent, and a conservator, guardian, or other person legally charged with his or her care has been appointed, any Severance Benefits to which such individual is entitled may be paid or provided to such conservator, guardian, or other person legally charged with his or her care;

(b) If a Participant is incompetent, the Company may (i) require the appointment of a conservator or guardian, (ii) distribute amounts to his or her spouse, with respect to a Participant who is married, or to such other relative of an unmarried Participant for the benefit of such Participant, or (iii) distribute such amounts directly to or for the benefit of such Participant; provided however, that a conservator, guardian, or other person charged with his or her care has not been appointed.

8.10 Gender and Number. Except when the context indicates to the contrary, when used herein masculine terms shall be deemed to include the feminine, and plural the singular.

8.11 Headings. The headings of Articles and Sections are included solely for convenience of reference, and are not to be used in the interpretation of the provisions of the Plan.